                                  Exhibit 11

                           Wind River Systems, Inc.

                       Computation of Earnings per Share

                   (in thousands, except per share amounts)
                                  (unaudited)

                                          Three months ended            Nine months ended
                                              October 31,                  October 31,
                                         1997           1996         1997            1996
                                      --------       --------      --------        --------
Primary:
Weighted average shares outstanding     25,480         24,853        25,409          22,461
Net effect of dilutive stock options     2,796          3,133         2,799           3,107
Total shares                            28,276         27,986        28,208          25,568
Net income                            $  5,210       $  3,460      $ 12,030        $  7,020
Net income per share                  $   0.18       $   0.12      $   0.43        $   0.27


Note: Fully diluted earnings per share does not differ significantly from primary earnings per share.